Exhibit 10.1

EXPONENT, INC.

Restricted Stock Award Plan

Amendment to Restricted Stock Unit Employee Grant Agreement(s)

This Amendment to the Restricted Stock Unit Agreement(s) (the “Amendment”) is dated as of              , 2008 and is entered into between Exponent, Inc., a Delaware corporation (the “Company”), and              (the “Employee”) for the purpose of addressing certain matters under Internal Revenue Code (the “Code”) Section 409A. It amends certain outstanding restricted stock units (“Restricted Stock Units”) relating to shares (“Shares”) of the Company’s Common Stock granted by the Company under its Restricted Stock Award Plan (the “Plan”), each such award being reflected in a Restricted Stock Unit Grant Agreement (each such agreement, an “RSU Agreement”) entered into by the parties. A summary of such awards and related agreements are set forth on Exhibit A. Capitalized terms used but not defined in this Amendment shall have the meaning specified in the Agreement or the Plan, as the context requires.

In consideration of the mutual promises set forth below, the parties hereto agree as follows:

1. Definitions. To the extent applicable to an RSU Agreement, such RSU Agreement is amended to incorporate for all purposes the following definitions:

(a) “Disability” means the total and permanent disability of the Employee where, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is either (i) unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company, in each case in accordance with Code Section 409A and applicable guidance issued thereunder.

(b) The only circumstance in which a transaction specified in Section 17 below [Section 2 of this Amendment] will result in acceleration of distribution of Shares shall be in connection with a transaction or series of transactions in which the Company experiences a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of assets,” in each case as defined under Code Section 409A and applicable guidance issued thereunder.

2. Change in Control. A new section 17 is hereby added to each Agreement, as follows:

“In the event of a Change in Control, the successor to the Company shall assume, or substitute equivalent awards for, this award on the same terms and conditions (including vesting conditions). The medium of settlement, whether shares, cash or some combination thereof, shall be determined at the discretion of the Administrator with the consent of the successor at the time of the Change in Control. If the award holder is involuntarily terminated for any reason other than award holder’s failure to substantially perform the duties of award holder’s position, after written notice and a reasonable opportunity to cure, within a two-year period beginning on the date of the Change in Control, all awards shall be vested and settled on the date of termination. For this purpose, involuntary termination shall include the occurrence of one or more of the following events (which occurs involuntarily to the award holder) provided that the award holder provides notice of such event within 30 days of its first occurrence and terminates employment within 12 months of the first occurrence of the event: (1) A material diminution in the award holder’s base compensation. (2) A material diminution in the award holder’s authority, duties, or responsibilities. (3) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the award holder is required to report. (4) A material diminution in the budget over which the award holder retains authority. (5) A material change in the geographic location at which the award holder must perform the services.”

3. Special Provision Applicable only to RSU Agreements Designated as “Matching” Awards. The second sentence of Section 2 of the RSU Agreement (Matching) is deleted and of no further force and effect. (This sentence is: “Notwithstanding the foregoing, if Employee terminates service with the Company to take a government appointment, Employee shall not forfeit his Restricted Stock Units unless he fails to return and satisfy the three requirements above for a total period of four years (including his pre-government service).”)

4. General Code Section 409A Matters. Each RSU Agreement is amended to incorporate the following as the final section thereof:

“This award may be a “nonqualified deferred compensation arrangement” subject to Code Section 409A. To the extent that it is, the parties intend that it conform to the requirements of Code Section 409A(a)(2), (3) and (4) and any ambiguities herein will be interpreted to so conform with these requirements to the maximum extent permissible. To the extent the IRS challenges whether this award in fact conforms with Code Section 409A(a)(2), (3) and (4), the Employee shall be fully responsible for any additional taxes, penalties and/or interest that might apply as a result of any adverse determination resulting from such challenge. Any subsequent deferral election, if permitted in the Company’s sole discretion, shall comply with the subsequent deferral election rules of Code Section 409A(a)(4)(C). In addition, notwithstanding anything else to the contrary in this Agreement or in the Plan, (a) the Company may accelerate distribution of Shares under this Agreement only in accordance with Treas. Reg. §1.409A-3(j)(4), and (b) no amendment may be made to this award except as permitted under this paragraph.

In addition, if at the time of the Employee’s Termination Date he or she is a “specified employee” (as defined in Code Section 409A), and if and only if the deferral of payment or distribution of Shares as a result of the Employee’s termination of services is necessary in order to prevent any accelerated income recognition or additional tax under Code Section 409A(a)(1), then the Distribution Date shall be delayed until the earlier of (1) that date that is six months following the date on which occurs the Employee’s separation from service or (2) the date of the Employee’s death following his or her separation from service.”

5. Effect of this Amendment. Except as specifically set forth in this Amendment, the terms and provisions of each of the Agreements shall be unchanged and continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the day and year first above written.

“Employee”	“Company” Exponent, Inc.

By
	Name:	Richard L. Schlenker, Jr.
	Title:	Chief Financial Officer and Corporate Secretary

EXHIBIT A

EXPONENT, INC.

[LIST ALL RSUS, INCLUDING SHARE NUMBERS AND AGREEMENT/GRANT DATES,

GRANTED IN PRIOR TO 2008 WHERE SHARES HAVE NOT YET BEEN DISTRIBUTED]

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